Exhibit 99.1

                                                                                                                                                                                    macy's inc.

Contacts:

                                                                                                                                                                                    Media - Jim Sluzewski

                                                                                                                                                                                                 513/579-7764

                                                                                                                                                                                    Investor - Susan Robinson

                                                                                                                                                                                     513/579-7780

FOR IMMEDIATE RELEASE

 MACY'S, INC. SAME-STORE SALES UP 7.3% IN JULY

CINCINNATI, Ohio, August 5, 2010 – Macy's, Inc. today reported total sales of $1.528 billion for the four weeks ended July 31, 2010, an increase of 11.0 percent compared with total sales of $1.376 billion in the four weeks ended Aug. 1, 2009. On a same-store basis, Macy's, Inc. sales were up 7.3 percent in July.

“Our strong sales performance in July and the second quarter resulted from the continued evolution of our core Macy's strategies, including My Macy's localization and centralization of the organization. We also are benefiting from the continued strength at Bloomingdale's, which will open its newest store tomorrow in Santa Monica, CA. We have planned for a successful back-to-school season and it is off to a great start with the phenomenal launch this week of Madonna's new Material Girl juniors brand, which will be sold exclusively at Macy's,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. "We also are launching our exclusive brand for young men, Slade Wilder, and the early response has been very strong.

“Our strategic integration of stores and online channels at Macy's and Bloomingdale's continues to produce encouraging results. In that regard, our Search & Send capability has now been rolled out to every Macy's store nationally and is helping us to capture new sales opportunities in every location by accessing online inventories,” he said.

For the second quarter of 2010, the company's total sales were $5.540 billion, an increase of 7.3 percent compared with total sales of $5.164 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.’s second-quarter sales were up 4.9 percent.

For the year to date, Macy's, Inc. sales totaled $11.114 billion, up 7.2 percent from total sales of $10.363 billion in the first 26 weeks of 2009. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 5.2 percent.

Online sales (macys.com and bloomingdales.com combined) were up 22.4 percent in July, 28.1 percent in the second quarter and 31.0 percent in the first half of 2010. Online sales positively affected the company's same-store sales by 0.5 percentage points in the second quarter and 0.8 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

            Macy's, Inc. is slated to report its second quarter earnings on Wednesday, Aug. 11, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's

            Web site at www.macysinc.com. Analysts and investors may call in on 1-888-820-9415, passcode 2614182. A replay of the conference call can be accessed on the Web site or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2009 sales of $23.5 billion. The company operates about 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's. The company also operates macys.com and bloomingdales.com.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, changes in expected synergies, cost savings and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).